Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Centennial Bank Holdings, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-127456) and Form S-8 (No. 333-134950) of Centennial Bank Holdings, Inc. of our report dated February 26, 2008, with respect to the consolidated financial statements of Centennial Bank Holdings, Inc. and the effectiveness of internal control over financial reporting which report appears in this Annual Report on Form 10-K of Centennial Bank Holdings, Inc. for the year ended December 31, 2007.

/s/ Crowe Chizek and Company LLC

Oakbrook, Illinois
February 29, 2008